Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 5, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                           LIBOR Senior Floating Rate Notes Due
                                          November 12, 2002 (the "LIBOR Notes").

Aggregate
  Principal Amount:                       $15,000,000.00.

Issue Date:                               November 10, 1997.

Stated Maturity Date:                     November 12, 2002.

Interest Rate Index:                      Three Month LIBOR.

Spread:                                   Plus 13.0 basis points.

Initial Interest Rate:                    Three Month LIBOR plus 0.130%, as
                                          determined on the second Market Day
                                          preceding the Issue Date.

Interest Rate:                            For each Interest Rate Reset Period,
                                          Three Month LIBOR plus 0.130%, as
                                          determined on the related LIBOR
                                          Determination Date, or in the case of
                                          the Initial Interest Rate, the second
                                          Market


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                                          Day preceding the Issue Date.

Interest Commencement Date:               November 10, 1997.

Interest Payment Dates:                   Quarterly, on the 12th of each
                                          February, May, August and November,
                                          commencing February 12, 1998, and at
                                          Stated Maturity.

Interest Period:                          Quarterly.

Interest Reset Dates:                     The 12th of each February, May, August
                                          and November.

LIBOR Interest
  Determination Dates:                    Pertaining to an Interest Reset Date,
                                          the second Market Day preceding such
                                          related Interest Reset Date.

Index Maturity:                           Three Months.

LIBOR Screen Reference:                   Telerate Screen Page 3750.

Calculation Dates:                        The related LIBOR Interest
                                          Determination Date.

Redemption:                               The LIBOR Notes are not subject to
                                          redemption prior to the Maturity Date.

Sinking Fund:                             The LIBOR Notes are not subject to any
                                          sinking fund.

Regular Record Date:                      The date that is 15 calendar days
                                          prior to the related Interest Payment
                                          Date.

Calculation Agent:                        Citibank, N.A.

Purchaser:                                Citicorp Securities, Inc.

Discount:                                 .042%.

Price to Public:                          100.00%.

CUSIP Number:                             17303 LSG 7.


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